Exhibit 10.38

Private & Confidential

December 21, 2021

Benjamin Zimmer

Via Email

Dear Ben,

This letter (“Letter”), dated as of the date first listed above (the “Effective Date”), sets forth certain aspects of your involvement in the merger of Datavant Holdings, Inc. (“Datavant”) and Ciox Health consummated on July 27, 2021 (the “Datavant Transaction”) pursuant to which, at the closing of the Datavant Transaction, Roivant Sciences Ltd. (“Parent”) received, in addition to certain cash consideration, units of the combined company representing a minority equity stake in the combined company.

In recognition of your contributions and outstanding accomplishments in connection with the Datavant Transaction and your continued employment with Parent or any of its subsidiaries, Roivant Sciences, Inc. (“RSI”) is pleased to provide you this Letter on the terms and conditions set forth herein.

1.

Cash Bonus. You will be eligible to receive a one-time, lump sum cash bonus of $1,000,000 (the “Cash Bonus”). The Cash Bonus will be paid to you on or before December 31, 2021 subject to your continued employment with Parent or any of its subsidiaries in good standing through such payment date.

2.

Realization Bonus. You will be eligible to receive a discretionary cash bonus in an amount equal to 0.5% of the Net Proceeds (as defined below) actually received by Parent upon the occurrence of one or more Realization Events (as defined below) (each such payment, a “Realization Bonus”), subject to your continued employment with Parent or any of its subsidiaries in good standing through the applicable Realization Bonus Payment Date (as defined below). To the extent it is determined by RSI that you are entitled to receive a Realization Bonus, such Realization Bonus shall be paid to you on or as soon as reasonably practicable following the date on which the corresponding Net Proceeds in respect of the applicable Realization Event are received by Parent, but in no event later than 60 days following the date of such receipt (such actual date of payment to you, the “Realization Bonus Payment Date”). Each payment of a Realization Bonus will be subject to your execution and non-revocation of a release of claims (in a form provided to you by RSI on the applicable payment date).

For purposes of this Letter, the following terms have the following meanings:

a.	“Affiliate” has the meaning set forth in the Roivant Sciences Ltd. 2021 Equity Incentive Plan, as may be amended from time to time.

b.

“Covered Units” means the Class A Units of Heracles Parent, L.L.C. (“Heracles”), of which Datavant is an indirect wholly owned subsidiary, held by Parent as of the Effective Date, together with any Buyer Equity Securities received by Parent with respect thereto as a result of a Realization Event.

Roivant Sciences, Inc.• 151 West 42th Street, New York, NY 10036 • roivant.com

c.

“Net Proceeds” means, with respect to any applicable Realization Event, without duplication and as determined by Parent in its discretion, (i) the total cash proceeds actually received by Parent solely in respect of the Covered Units sold in the applicable Realization Event, including the amount of any deferred or contingent cash payments in respect of the Covered Units actually received by Parent following the applicable Realization Event (e.g., release of escrow or release of any holdback amount) (the “Contingent Proceeds”), minus (ii) the aggregate amount of any fees, costs and expenses (including taxes) incurred or reasonably likely to be incurred by Parent and its Affiliates in connection with the negotiation, preparation, execution, and consummation of the applicable Realization Event and the receipt and distribution of related proceeds (including without limitation, costs relating to legal counsel, accountants, underwriters, brokers and other advisors or service providers), minus (iii) the aggregate dollar amount of any contributions made by Parent or any of its Affiliates to Heracles or Datavant (or any affiliate thereof) following the Effective Date in respect of the Covered Units, regardless of the form of such contribution (provided that any non-cash contribution will be valued based on the fair market value of such non-cash consideration at the time of the applicable contribution, as determined by Parent). For the avoidance of doubt, and notwithstanding anything to the contrary herein, (A) with respect to any portion of the Net Proceeds that constitutes Contingent Proceeds, the portion of any Realization Bonus that is payable hereunder in respect thereof will be withheld and will become payable to you (if at all) within 60 days following the date such corresponding Contingent Proceeds are actually paid to Parent, in each case, subject to your continued employment with Parent or any of its subsidiaries in good standing through the applicable date of payment of such amounts to you, (B) if the applicable Contingent Proceeds are not paid to Parent for any reason, then you will not be entitled to receive payment of a Realization Bonus corresponding to such Contingent Proceeds and (C) Net Proceeds shall not include any non-cash proceeds (including, without limitation, any securities, notes or otherwise) received by Parent in respect of the Covered Units in connection with any Realization Event (provided that, in the event that Parent receives equity securities of the acquiring company (or its parent) as consideration for the Covered Units sold pursuant to the applicable Realization Event, such equity securities shall thereafter constitute “Covered Units” for purposes of this Letter (the “Buyer Equity Securities”).

d.

“Person” means any individual, partnership, corporation, association, joint stock company, limited liability company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

e.

“Realization Event” means the consummation of a sale or other transfer or disposition, in each case, for at least partial consideration, by Parent of all or any portion of the Covered Units to any Person other than any Affiliate of Parent, in each case at any time following the Effective Date. For the avoidance of doubt, (i) more than one Realization Event may occur giving rise to a payment of a Realization Bonus under this Letter, but only one Realization Event shall be payable in respect of any specific Covered Unit, and (ii) any sale, transfer or other disposition of the Covered Units in which Parent does not receive any cash consideration in respect thereof shall not constitute a Realization Event.

3.	Miscellaneous.

a.

The Realization Bonus is a discretionary bonus and all determinations with respect to any Realization Bonus (including, without limitation, the determination of the occurrence of a qualified Realization Event, the calculation of the amount of any Net Proceeds or

Roivant Sciences, Inc.• 151 West 42th Street, New York, NY 10036 • roivant.com

Realization Bonus, and the determination of good standing) shall be made by RSI in its sole discretion. This Letter shall not be construed as a guarantee that a Realization Event will occur or that any Realization Bonus will be paid. Parent is under no obligation to cause a Realization Event to occur at any time or within a specified time following the Effective Date.

b.

The Cash Bonus and any Realization Bonus (i) will be in addition to (and will not be in lieu of) any other compensation you may otherwise be entitled to receive from RSI, Parent or any Affiliate and (ii) will not count when calculating your benefits under any benefit plan sponsored by RSI, Parent or any Affiliate, except as such plan otherwise expressly provides.

c.

This Letter does not affect your status as an “at-will” employee of RSI, Parent or any Affiliate, and does not otherwise constitute, and may not be construed as, a contract of employment or a commitment to employment for any specific duration, including through the date of payment of any amounts hereunder.

d.	The terms of this Letter may be amended or cancelled upon notification from RSI. This Letter supersedes any other documentation between RSI and you concerning the subject matter hereof.

e.

You acknowledge that, regardless of any action taken by RSI, Parent or any Affiliate, you are solely responsible for all applicable federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, or any other tax of any kind related to the Cash Bonus and any Realization Bonus (the “Tax Obligations”). Accordingly, the payment of the Cash Bonus and any Realization Bonus shall be subject to deduction in an amount determined by RSI to be sufficient to satisfy all of your applicable Tax Obligations in respect of the Cash Bonus and any Realization Bonus, as applicable.

f.

It is intended that the provisions of this Letter comply with or are exempt from Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Letter will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its Affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or Section 457A of the Code. For purposes of Section 409A of the Code, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). If the period during which you may execute or revoke any release of claims spans two calendar years, any applicable Realization Bonus shall in all events be paid to you in the second such taxable year.

g.	This Letter will be governed by the laws of the State of New York, without regard to any conflicts of laws.

[Signature Page Follows]

Roivant Sciences, Inc.• 151 West 42th Street, New York, NY 10036 • roivant.com

I would like to take this opportunity to thank you for all of your hard work and dedication to the Roivant family.

Best regards,

/s/ Eric Venker
Eric Venker
Roivant Sciences, Inc.
President and Chief Operating Officer

[Signature Page to Bonus Letter]